UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2007 (July 5, 2007)
Linn Energy, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas (Address of principal executive offices)	77002 Zip Code
Registrant’s telephone number, including area code: (281) 840-4000
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     On July 5, 2007, Linn Energy, LLC (the “Company”) entered into contracts (the “Hedging Contracts”) to reduce oil and gas price risk exposures related to its recently announced agreement to acquire certain oil and gas properties in the Mid-Continent region from Dominion Resources, Inc. (the “Dominion Acquisition”).
     The Hedging Contracts include a commitment to enter into price swaps upon consummation of the Dominion Acquisition. The Hedging Contracts also include deferred premium put options at fair value at the purchase date, for which the Company expects to pay the counterparty on October 1, 2007. The Hedging Contracts cover 40 Bcf of gas and 800,000 Bbls of oil per year for 2008 through 2012, or five years, with weighted average swap and put prices of $8.50 for gas and $73.50 for oil. In addition, the contracts cover 7.8 Bcf of gas and 157,000 Bbls of oil for the fourth quarter of 2007, with weighted average swap and put prices of $8.54 for gas and $73.78 for oil.
     The Company entered into the Hedging Contracts in order to achieve a more predictable cash flow from the oil and gas production related to the properties to be acquired in the Dominion Acquisition by reducing its exposure to price fluctuations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linn Energy, LLC
Date: July 9, 2007	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary